Exhibit 99.1

MSCI Reports Financial Results for First Quarter 2019

NEW YORK--(BUSINESS WIRE)--May 2, 2019--MSCI Inc. (NYSE: MSCI), a leading provider of critical decision support tools and services for the global investment community, today announced results for the three months ended March 31, 2019 (“first quarter 2019”).

Financial and Operational Highlights for First Quarter 2019

(Note: Percentage and other changes refer to first quarter 2018 unless otherwise noted.)

  Organic subscription Run Rate growth of 10.4%; Index up 11.6%, Analytics up 7.0% and All Other up 19.3%.
  Operating revenues up 5.7% with recurring subscription revenues up 8.3%, asset-based fees down 4.3% and non-recurring revenues up 43.7%.
  Organic operating revenue growth was 8.6% with organic recurring subscription revenues up 12.2%.
  Diluted EPS of $2.08, up 67.7%; Adjusted EPS of $1.55, up 18.3%.
  Record quarterly Retention Rate at 95.2%. New recurring subscription sales up 16.5%, total net new up 34.3%.
  During first quarter 2019 a total of 0.7 million shares were repurchased at an average price of $147.97 per share for a total value of $102.1 million.
	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands, except per share data	2019	2018	2018	Change
Operating revenues	$371,381	$351,316	$361,688	5.7%
Operating income	$162,675	$167,166	$169,818	(2.7%)
Operating margin %	43.8%	47.6%	47.0%

Net income	$178,192	$115,092	$152,132	54.8%

Diluted EPS	$2.08	$1.24	$1.70	67.7%
Adjusted EPS	$1.55	$1.31	$1.31	18.3%

Adjusted EBITDA	$197,707	$186,709	$189,762	5.9%
Adjusted EBITDA margin %	53.2%	53.1%	52.5%

“We continue to deliver strong results quarter after quarter, including our sixth consecutive quarter of approximately 10% organic subscription run rate growth. We are off to a great start in 2019 as we continue to execute on the key pillars of our growth strategy. Our consistent and reliable operating and financial performance, amid volatile market conditions and a rapidly transforming industry, demonstrates the strength of our franchise and power of our value proposition. Our ingrained position at the center of the investment process, coupled with our flexible technology, differentiated content and actionable solutions, allows us to provide must-have mission critical tools enabling global investors to build better portfolios for a better world,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

“We see enormous opportunities within our core areas of differentiated content such as equity indexes, factors and ESG, to build stronger strategic relationships with our clients globally. We also continue to execute our in-flight opportunities and are well-positioned to capitalize on the wide range of attractive investment opportunities we see to help drive top-line growth,” added Mr. Fernandez.

First Quarter 2019 Consolidated Results

Revenues: Operating revenues for first quarter 2019 increased $20.1 million, or 5.7%, to $371.4 million, compared to the three months ended March 31, 2018 (“first quarter 2018”). The $20.1 million increase in operating revenues was driven by a $21.5 million, or 8.3%, increase in recurring subscriptions (driven primarily by a $14.5 million, or 12.8%, increase in Index and a $5.2 million, or 32.4%, increase in ESG), and a $2.2 million, or 43.7%, increase in non-recurring revenues, partially offset by a $3.7 million, or 4.3%, decrease in asset-based fees. Organic operating revenue growth was 8.6%, with organic recurring subscription revenues up 12.2%, organic non-recurring revenues up 49.0% and organic asset-based fees down 4.2%.

Run Rate: Total Run Rate at March 31, 2019 grew by $75.0 million, or 5.3%, to $1,478.1 million, compared to March 31, 2018. The $75.0 million increase was driven by a $71.9 million, or 6.7%, increase in recurring subscription Run Rate to $1,142.8 million, and a $3.0 million, or 0.9%, increase in asset-based fees Run Rate to $335.3 million, which was partially offset by a $25.4 million decline in recurring subscription Run Rate from the 2018 divestitures of Financial Engineering Associates, Inc. (“FEA”) and Investor Force Holdings, Inc. (“InvestorForce”). Organic subscription Run Rate growth of 10.4% in first quarter 2019 was driven by strong growth in the Index and ESG segments and in the Analytics segment’s Multi-Asset Class and Equity Analytics products. Retention Rate was 95.2% in first quarter 2019, compared to 94.6% in first quarter 2018, our highest quarterly retention rate since our initial public offering in 2007.

Expenses: Total operating expenses for first quarter 2019 increased $24.6 million, or 13.3%, to $208.7 million compared to first quarter 2018, driven mainly by a $15.4 million payroll tax impact from the vesting of multi-year restricted stock units granted in 2016 to certain senior executives that are subject to the achievement of multi-year total shareholder return targets, which are performance targets with a market condition (the “Multi-Year PSUs”), and an $8.3 million, or 7.0%, increase in compensation and benefits costs. The compensation and benefit cost increase is attributable to higher incentive compensation, benefits, severance costs and wages and salaries. Non-compensation costs increased by $0.8 million, or 1.7%, and was attributable to an increase in professional fees.

The Multi-Year PSUs granted in 2016 covered three years of the annual performance stock unit (“PSU”) component of long-term incentive compensation for certain senior executives and, therefore, such executives did not receive any PSU grants in 2017 or 2018. While the award is accrued over the vesting period (i.e., between first quarter 2016 and first quarter 2019), there was a related payroll tax upon vesting in first quarter 2019. Given the one-time and non-recurring nature of the Multi-Year PSU grant, we have excluded the related payroll tax expense from our adjusted figures.

Adjusted EBITDA expenses for first quarter 2019 increased $9.1 million, or 5.5%, to $173.7 million compared to first quarter 2018. Total operating expenses excluding the impact of foreign currency exchange rate fluctuations (“ex-FX”) and adjusted EBITDA expenses ex-FX for first quarter 2019 increased 16.6% and 9.0%, respectively, compared to first quarter 2018.

Headcount: As of March 31, 2019, there were 3,179 employees, up 3.9% from 3,059 as of March 31, 2018, and up 2.2% from 3,112 as of December 31, 2018. The 3.9% year-over-year increase in employees was primarily driven by increased headcount in emerging market centers and in areas related to technology, research and marketing. As of March 31, 2019, a total of 38.0% and 62.0% of employees were located in developed market and emerging market centers, respectively, compared to 40.5% in developed market centers and 59.5% in emerging market centers as of March 31, 2018.

Amortization and Depreciation Expenses: Amortization and depreciation expenses increased $0.1 million, or 0.5%, to $19.6 million, compared to first quarter 2018, primarily as a result of higher amortization of internally capitalized software projects, partially offset by lower amortization due to the impact of the InvestorForce divestiture in October 2018 and the write-off of the IPD tradename used by the Real Estate segment in the three months ended June 30, 2018, and lower depreciation expense reflecting certain data center assets becoming fully depreciated.

Other Expense (Income), Net: Other expense (income), net increased $6.7 million, or 24.0%, to $34.4 million, compared to first quarter 2018, mainly due to higher interest expense associated with higher outstanding debt and higher foreign currency exchange losses, partially offset by an increase in interest income driven by higher yields.

Tax Rate: The first quarter 2019 effective tax rate was a negative 38.9%, compared to an effective tax rate of 17.5% for first quarter 2018. First quarter 2019 had an income tax benefit of $49.9 million, compared to an income tax expense of $24.3 million for first quarter 2018. The lower effective tax rate compared to first quarter 2018 was driven by the income tax benefit related to the vesting of the Multi-Year PSUs (the “PSU windfall benefit”), and other discrete items. The PSU windfall benefit totaled $66.6 million in first quarter 2019 and is excluded from both the adjusted net income and adjusted EPS measures for first quarter 2019. Excluding the PSU windfall benefit, the first quarter 2019 adjusted tax rate was 13.0%.

Net Income: Net income increased 54.8% to $178.2 million in first quarter 2019, compared to $115.1 million in first quarter 2018.

Adjusted EBITDA: Adjusted EBITDA was $197.7 million in first quarter 2019, up $11.0 million, or 5.9%, from first quarter 2018. Adjusted EBITDA margin in first quarter 2019 was 53.2%, compared to 53.1% in first quarter 2018.

Cash Balances and Outstanding Debt: Total cash and cash equivalents as of March 31, 2019 was $642.8 million. MSCI seeks to maintain minimum cash balances globally of approximately $200.0 million to $250.0 million for general operating purposes.

Total outstanding debt as of March 31, 2019 was $2,600.0 million, which excludes deferred financing fees of $23.6 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $1,957.2 million at March 31, 2019. The total debt to operating income ratio (based on trailing twelve months operating income) was 3.8x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.3x, which is within the stated gross leverage to adjusted EBITDA target range of 3.0x to 3.5x.

Cash Flow and Capex: Net cash provided by operating activities was $87.9 million in first quarter 2019, compared to $88.6 million in first quarter 2018 and $173.2 million in the three months ended December 31, 2018 (“fourth quarter 2018”). Capex for first quarter 2019 was $8.1 million, compared to $5.9 million in first quarter 2018 and $22.8 million in fourth quarter 2018. Free cash flow was $79.7 million in first quarter 2019, compared to $82.7 million in first quarter 2018 and $150.4 million in fourth quarter 2018. The decrease in net cash provided by operating activities, compared to fourth quarter 2018, was driven primarily by higher payments of cash expenses (primarily related to the impact of the annual cash incentives paid in the first quarter), partially offset by higher cash collections and lower income tax payments. The decrease in free cash flow, compared to fourth quarter 2018, was driven by lower net cash provided by operating activities, partially offset by lower Capex.

The decrease in net cash provided by operating activities, compared to first quarter 2018, was driven primarily by higher payments of cash expenses and income taxes, partially offset by higher cash collections. The decrease in free cash flow, compared to first quarter 2018, was driven primarily by higher Capex.

Share Count and Capital Return: The weighted average diluted shares outstanding in first quarter 2019 declined 7.5% to 85.6 million, compared to 92.6 million in first quarter 2018. In first quarter 2019, a total of 0.7 million shares were repurchased at an average price of $147.97 per share for a total value of $102.1 million. A total of $0.7 billion remains on the outstanding share repurchase authorization as of April 30, 2019. Total shares outstanding as of March 31, 2019 was 84.7 million.

On May 1, 2019, the Board declared a cash dividend of $0.58 per share for second quarter 2019. The second quarter 2019 dividend is payable on May 31, 2019 to shareholders of record as of the close of trading on May 17, 2019.

Table 1: Results by Segment (unaudited)

	Index			Analytics			All Other
			Adjusted			Adjusted			Adjusted
	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA
In thousands	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin
1Q'19	$214,773	$152,211	70.9%	$121,435	$36,398	30.0%	$35,173	$9,098	25.9%
1Q'18	$201,914	$145,930	72.3%	$118,987	$33,593	28.2%	$30,415	$7,186	23.6%
% change	6.4%	4.3%		2.1%	8.3%		15.6%	26.6%

4Q'18	$210,433	$149,930	71.2%	$121,935	$36,679	30.1%	$29,320	$3,153	10.8%
% change	2.1%	1.5%		(0.4%)	(0.8%)		20.0%	188.6%

Index Segment: Operating revenues for first quarter 2019 increased $12.9 million, or 6.4%, to $214.8 million, compared to first quarter 2018. The increase was driven by a $14.5 million, or 12.8%, increase in recurring subscriptions and a $2.1 million, or 64.0%, increase in non-recurring revenues, partially offset by a $3.7 million, or 4.3%, decrease in asset-based fees.

The increase in recurring subscriptions was driven by strong growth in core products, factor and ESG index products and custom and specialized index products.

The decrease in asset-based fees was driven by a $3.2 million, or 5.5%, decline in revenues from exchange traded funds (“ETFs”) linked to MSCI indexes, a $0.3 million, or 5.8%, decline in exchange traded futures and options contracts based on MSCI indexes and a $0.2 million, or 0.8%, decline in revenues from non-ETF passive funds linked to MSCI indexes. The decrease in revenues from ETFs linked to MSCI indexes was driven by a 1.7% decline in average assets under management (“AUM”), coupled with a decline in average basis point fees resulting primarily from a change in product mix. The decrease in revenues from futures and options reflected lower net fees charged by certain exchanges, which more than offset an increase in total trading volumes.

The increase in non-recurring revenues was primarily driven by higher volume of deep historical content deals. The adjusted EBITDA margin for Index was 70.9% for first quarter 2019, compared to 72.3% for first quarter 2018.

Index Run Rate at March 31, 2019 grew by $56.6 million, or 7.1%, to $850.9 million, compared to March 31, 2018. The increase was driven by a $53.6 million, or 11.6%, increase in recurring subscription Run Rate, and a $3.0 million, or 0.9%, increase in asset-based fees Run Rate. The 11.6% increase in Index recurring subscription Run Rate was driven by strong growth in core developed and emerging market modules, factor and ESG, and custom and specialized index products. The year-over-year increase was also supported by strong growth across our asset management, banking, asset owners and wealth management client segments. The increase in asset-based fees Run Rate was primarily driven by an increase in non-ETF passive funds linked to MSCI indexes and higher volume in futures and options.

Analytics Segment: Operating revenues for first quarter 2019 increased $2.4 million, or 2.1%, to $121.4 million, compared to first quarter 2018, primarily driven by growth in both Multi-Asset Class and Equity Analytics products and the timing of client implementations, partially offset by the divestitures of InvestorForce and FEA. Organic operating revenue growth was 9.2%. The adjusted EBITDA margin for Analytics was 30.0% for first quarter 2019, compared to 28.2% for first quarter 2018.

Analytics Run Rate at March 31, 2019 grew by $1.4 million, or 0.3%, to $496.2 million, compared to March 31, 2018, primarily driven by growth in both Multi-Asset Class and Equity Analytics products, partially offset by the removal of Run Rate associated with FEA, which was divested in April 2018, and InvestorForce, which was divested in October 2018. Analytics organic subscription Run Rate growth was 7.0% compared to March 31, 2018.

All Other Segment: Operating revenues for first quarter 2019 increased $4.8 million, or 15.6%, to $35.2 million, compared to first quarter 2018. The increase in All Other operating revenues was driven by a $5.1 million, or 31.0%, increase in ESG operating revenues to $21.6 million, partially offset by a $0.3 million, or 2.5%, decrease in Real Estate operating revenues to $13.6 million. The increase in ESG operating revenues was driven by strong growth in ESG Ratings products and ESG Screening product revenues, as we continue to see strong demand across all client segments and new use cases. The decrease in Real Estate operating revenues was primarily driven by the negative impact of foreign currency exchange rate fluctuations. First quarter 2019 All Other organic operating revenue growth was 20.9%, with ESG organic operating revenues up 34.3% and Real Estate organic operating revenues up 5.0%. The adjusted EBITDA margin for All Other was 25.9% for first quarter 2019, compared to 23.6% for first quarter 2018.

All Other Run Rate at March 31, 2019 grew by $17.0 million, or 14.9%, to $131.0 million, compared to March 31, 2018. The increase was driven by a $15.1 million, or 22.0%, increase in ESG Run Rate to $84.0 million, and a $1.8 million, or 4.1%, increase in Real Estate Run Rate to $46.9 million. The increase in ESG Run Rate was primarily driven by strong growth in ESG Ratings products and an increase in ESG Screening products. The increase in Real Estate Run Rate was primarily driven by growth in Global Intel products. All Other organic subscription Run Rate increased 19.3%, with ESG Run Rate increasing 25.0%, and Real Estate Run Rate up 10.6%, each compared to March 31, 2018.

Full-Year 2019 Guidance

MSCI’s guidance for full-year 2019 is as follows:

  Total operating expenses are now expected to be in the range of $775 million to $800 million.
  Adjusted EBITDA expenses1 are expected to be in the range of $685 million to $705 million.
  Interest expense, including the amortization of financing fees, is expected to be approximately $144 million, assuming no additional financings.
  Capex is expected to be in the range of $45 million to $55 million.
  Net cash provided by operating activities and free cash flow are expected to be in the ranges of $600 million to $630 million and $545 million to $585 million, respectively.
  The effective tax rate2 is now expected to be in the range of 9.0% to 12.0%.
[1]Excludes the payroll tax impact from the vesting in first quarter 2019 of the Multi-Year PSUs.
[2]Includes the PSU windfall benefit which is expected to reduce the 2019 effective tax rate by ~11 percentage points. The previous effective tax rate guidance was expected to be in the range of 11.5% to 14.5%.

Conference Call Information

MSCI's senior management will review the first quarter 2019 results on Thursday, May 2, 2019 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-376-9931 conference ID: 1957547 within the United States. International callers dial 1-720-405-2251 conference ID: 1957547. The earnings release, first quarter update and related investor presentation used during the conference call will be made available on MSCI's Investor Relations homepage.

An audio recording of the conference call will be available on our Investor Relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through May 5, 2019, the recording will also be available by dialing 1-855-859-2056 conference ID: 1957547 within the United States or 1-404-537-3406 conference ID: 1957547 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's Investor Relations website for 12 months after the call.

About MSCI

MSCI is a leading provider of critical decision support tools and services for the global investment community. With over 45 years of expertise in research, data and technology, we power better investment decisions by enabling clients to understand and analyze key drivers of risk and return and confidently build more effective portfolios. We create industry-leading, research-enhanced solutions that clients use to gain insight into and improve transparency across the investment process.

To learn more, please visit www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2019 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on February 22, 2019 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website, including its first quarter update, blog, podcasts and social media channels, including its corporate Twitter account (@MSCI_Inc), as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website, including its first quarter update, blog, podcasts and social media channels are not, however, incorporated by reference into this earnings release.

The historical values of the AUM in ETFs linked to our indexes as of the last day of and the monthly average for April 2019 will be available under the link “AUM in ETFs Linked to MSCI Indexes” on our Investor Relations homepage at http://ir.msci.com on or about May 15, 2019.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and cancellations, non-recurring sales and Retention Rate.

Retention Rate is an important metric because subscription cancellations decrease our Run Rate and ultimately our operating revenues over time. The annual Retention Rate represents the retained subscription Run Rate (subscription Run Rate at the beginning of the fiscal year less actual cancels during the year) as a percentage of the subscription Run Rate at the beginning of the fiscal year.

The Retention Rate for a non-annual period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the non-annual period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the fiscal year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the period.

Retention Rate is computed by operating segment on a product/service-by-product/service basis. In general, if a client reduces the number of products or services to which it subscribes within a segment, or switches between products or services within a segment, we treat it as a cancellation for purposes of calculating our Retention Rate except in the case of a product or service switch that management considers to be a replacement product or service. In those replacement cases, only the net change to the client subscription, if a decrease, is reported as a cancel. In the Analytics and the ESG segments, substantially all product or service switches are treated as replacement products or services and netted in this manner, while in our Index and Real Estate segments, product or service switches that are treated as replacement products or services and receive netting treatment occur only in certain limited instances. In addition, we treat any reduction in fees resulting from a down-sale of the same product or service as a cancellation to the extent of the reduction. We do not calculate Retention Rate for that portion of our Run Rate attributable to assets in index-linked investment products or futures and options contracts, in each case, linked to our indexes.

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described below. For any Client Contract where fees are linked to an investment product’s assets or trading volume/fees, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and/or reported exchange fees, and for other non-ETF products, the most recent client-reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination or non-renewal during the period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

“Organic subscription Run Rate growth” is defined as the period over period Run Rate growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 – 14 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before (1) provision for income taxes, (2) other expense (income), net, (3) depreciation and amortization of property, equipment and leasehold improvements, (4) amortization of intangible assets and, at times, (5) certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets and, at times, certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets, the impact of divestitures, the impact of adjustments for the Tax Cuts and Jobs Act that was enacted on December 22, 2017 (“Tax Reform”), except for amounts associated with active tax planning implemented as a result of Tax Reform, and, at times, certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs.

“Adjusted tax rate” is defined as the effective tax rate excluding the impact of Tax Reform adjustments (except for amounts associated with active tax planning implemented as a result of Tax Reform) and the impact related to the vesting of the Multi-Year PSUs.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

“Organic operating revenue growth” is defined as operating revenue growth compared to the prior year period excluding the impact of acquired businesses, divested businesses and foreign currency exchange rate fluctuations.

Asset-based fees ex-FX does not adjust for the impact from foreign currency exchange rate fluctuations on the underlying AUM.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of acquisitions that do not directly affect what management considers to be our core performance in the period.

We believe that adjusted tax rate is useful to investors because it increases the comparability of period-to-period results by adjusting for the estimated net impact of Tax Reform and the impact related to the vesting of the Multi-Year PSUs.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe organic operating revenue growth is a meaningful measure of the operating performance of MSCI because it adjusts for the impact of foreign currency exchange rate fluctuations and excludes the impact of operating revenues attributable to acquired and divested businesses for the comparable prior year period, providing insight into our core operating performance for the period(s) presented.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS, adjusted tax rate, Capex, free cash flow and organic operating revenue growth are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies. These measures can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Accordingly, the Company’s computation of these measures may not be comparable to similarly titled measures computed by other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations reflect the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period. While operating revenues adjusted for the impact of foreign currency fluctuations includes asset-based fees that have been adjusted for the impact of foreign currency fluctuations, the underlying AUM, which is the primary component of asset-based fees, is not adjusted for foreign currency fluctuations. Approximately two-thirds of the AUM are invested in securities denominated in currencies other than the U.S. dollar, and accordingly, any such impact is excluded from the disclosed foreign currency adjusted variances.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands, except per share data	2019	2018	2018	Change
Operating revenues	$371,381	$351,316	$361,688	5.7%
Operating expenses:
Cost of revenues	82,346	71,304	73,757	15.5%
Selling and marketing	56,048	46,409	52,949	20.8%
Research and development	23,172	20,707	20,312	11.9%
General and administrative	27,497	26,187	24,908	5.0%
Amortization of intangible assets	11,793	11,338	11,633	4.0%
Depreciation and amortization of property,
equipment and leasehold improvements	7,850	8,205	8,311	(4.3%)
Total operating expenses(1)	208,706	184,150	191,870	13.3%

Operating income	162,675	167,166	169,818	(2.7%)

Interest income	(4,086)	(2,770)	(6,096)	47.5%
Interest expense	35,915	29,560	35,891	21.5%
Other expense (income)	2,554	938	(47,266)	172.3%
Other expense (income), net	34,383	27,728	(17,471)	24.0%

Income before provision for income taxes	128,292	139,438	187,289	(8.0%)

Provision for income taxes	(49,900)	24,346	35,157	n/m
Net income	$178,192	$115,092	$152,132	54.8%

Earnings per basic common share	$2.11	$1.28	$1.75	64.8%

Earnings per diluted common share	$2.08	$1.24	$1.70	67.7%

Weighted average shares outstanding used
in computing earnings per share:

Basic	84,253	90,075	86,968	(6.5%)
Diluted	85,649	92,587	89,495	(7.5%)
n/m: not meaningful
(1)	Includes stock-based compensation expense of $10.5 million, $9.8 million and $10.5 million for the three months ended Mar. 31, 2019, Mar. 31, 2018 and Dec. 31, 2018, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	Mar. 31,	Dec. 31,
In thousands	2019	2018
Cash and cash equivalents	$642,781	$904,176
Accounts receivable, net of allowances	$427,099	$473,433

Deferred revenue	$524,988	$537,977
Long-term debt(1)	$2,576,388	$2,575,502
(1)	Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at both Mar. 31, 2019 and Dec. 31, 2018 was $2.6 billion.
Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
In thousands	2019	2018	2018
Net cash provided by operating activities	$87,875	$88,597	$173,175
Net cash (used in) provided by investing activities	(8,136)	(5,872)	40,038
Net cash used in financing activities	(341,635)	(126,058)	(707,083)
Effect of exchange rate changes	501	3,659	(352)
Net increase (decrease) in cash and cash equivalents	$(261,395)	$(39,674)	$(494,222)

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2019	2018	2018	Change
Operating revenues:
Recurring subscriptions	$127,674	$113,205	$123,496	12.8%
Asset-based fees	81,808	85,483	81,439	(4.3%)
Non-recurring	5,291	3,226	5,498	64.0%
Total operating revenues	214,773	201,914	210,433	6.4%
Adjusted EBITDA expenses	62,562	55,984	60,503	11.7%
Adjusted EBITDA	$152,211	$145,930	$149,930	4.3%
Adjusted EBITDA margin %	70.9%	72.3%	71.2%

Analytics	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2019	2018	2018	Change
Operating revenues:
Recurring subscriptions	$120,110	$118,244	$119,705	1.6%
Non-recurring	1,325	743	2,230	78.3%
Total operating revenues	121,435	118,987	121,935	2.1%
Adjusted EBITDA expenses	85,037	85,394	85,256	(0.4%)
Adjusted EBITDA	$36,398	$33,593	$36,679	8.3%
Adjusted EBITDA margin %	30.0%	28.2%	30.1%

All Other	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2019	2018	2018	Change
Operating revenues:
Recurring subscriptions	$34,580	$29,367	$28,405	17.8%
Non-recurring	593	1,048	915	(43.4%)
Total operating revenues	35,173	30,415	29,320	15.6%
Adjusted EBITDA expenses	26,075	23,229	26,167	12.3%
Adjusted EBITDA	$9,098	$7,186	$3,153	26.6%
Adjusted EBITDA margin %	25.9%	23.6%	10.8%

Consolidated	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2019	2018	2018	Change
Operating revenues:
Recurring subscriptions	$282,364	$260,816	$271,606	8.3%
Asset-based fees	81,808	85,483	81,439	(4.3%)
Non-recurring	7,209	5,017	8,643	43.7%
Operating revenues total	371,381	351,316	361,688	5.7%
Adjusted EBITDA expenses	173,674	164,607	171,926	5.5%
Adjusted EBITDA	$197,707	$186,709	$189,762	5.9%
Adjusted EBITDA margin %	53.2%	53.1%	52.5%
Operating margin %	43.8%	47.6%	47.0%

Table 6: Sales and Retention Rate by Segment (unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
In thousands	2019	2018	2018	2018	2018
Index
New recurring subscription sales	$17,329	$21,013	$15,546	$20,906	$15,195
Subscription cancellations	(4,366)	(7,699)	(4,428)	(4,577)	(4,115)
Net new recurring subscription sales	$12,963	$13,314	$11,118	$16,329	$11,080
Non-recurring sales	$5,081	$6,845	$7,097	$5,328	$3,459
Total gross sales(1)	$22,410	$27,858	$22,643	$26,234	$18,654
Total Index net sales	$18,044	$20,159	$18,215	$21,657	$14,539

Index Retention Rate(2)	96.5%	93.2%	96.1%	95.9%	96.4%

Analytics
New recurring subscription sales	$12,751	$19,438	$16,797	$17,395	$11,356
Subscription cancellations	(7,764)	(8,524)	(7,117)	(9,452)	(8,578)
Net new recurring subscription sales	$4,987	$10,914	$9,680	$7,943	$2,778
Non-recurring sales	$2,577	$3,249	$3,189	$2,425	$1,346
Total gross sales(1)	$15,328	$22,687	$19,986	$19,820	$12,702
Total Analytics net sales	$7,564	$14,163	$12,869	$10,368	$4,124

Analytics Retention Rate(2)	93.7%	92.7%	94.1%	92.1%	93.0%

All Other
New recurring subscription sales	$7,215	$7,596	$6,459	$6,678	$5,468
Subscription cancellations	(1,275)	(1,959)	(1,547)	(1,384)	(1,531)
Net new recurring subscription sales	$5,940	$5,637	$4,912	$5,294	$3,937
Non-recurring sales	$454	$1,194	$641	$909	$694
Total gross sales(1)	$7,669	$8,790	$7,100	$7,587	$6,162
Total All Other net sales	$6,394	$6,831	$5,553	$6,203	$4,631

All Other Retention Rate(2)	95.9%	92.8%	94.3%	94.9%	94.4%

Consolidated
New recurring subscription sales	$37,295	$48,047	$38,802	$44,979	$32,019
Subscription cancellations	(13,405)	(18,182)	(13,092)	(15,413)	(14,224)
Net new recurring subscription sales	$23,890	$29,865	$25,710	$29,566	$17,795
Non-recurring sales	$8,112	$11,288	$10,927	$8,662	$5,499
Total gross sales(1)	$45,407	$59,335	$49,729	$53,641	$37,518
Total net sales	$32,002	$41,153	$36,637	$38,228	$23,294

Total Retention Rate(2)	95.2%	92.9%	95.0%	94.1%	94.6%
(1)	Total gross sales equal new recurring subscription sales plus non-recurring sales.
(2)	See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Retention Rate.

Table 7: AUM in ETFs Linked to MSCI Indexes (unaudited)(1)(2)

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
In billions	2019	2018	2018	2018	2018
Beginning Period AUM in ETFs linked to
MSCI indexes	$695.6	$765.5	$744.7	$764.9	$744.3
Market Appreciation/(Depreciation)	78.3	(94.7)	15.6	(19.4)	(11.7)
Cash Inflows	28.3	24.8	5.2	(0.8)	32.3
Period-End AUM in ETFs linked to
MSCI indexes	$802.2	$695.6	$765.5	$744.7	$764.9

Period Average AUM in ETFs linked to
MSCI indexes	$766.0	$717.1	$755.8	$776.5	$779.5

Avg. Basis Point Fee(3)	2.88	2.92	2.90	2.96	3.02
Source: Bloomberg and MSCI (estimated based on data available as of March 31, 2019)
(1)	ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.
(2)	The AUM in ETFs includes AUM in Exchange Traded Notes, the value of which is less than 1.0% of the AUM amounts presented.
(3)	Based on period-end Run Rate for ETFs linked to MSCI indexes using period-end AUM.
Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2019	2018	2018	Change
Index
Recurring subscriptions	$515,667	$462,097	$502,665	11.6%
Asset-based fees	335,261	332,240	311,908	0.9%
Index Run Rate	850,928	794,337	814,573	7.1%

Analytics Run Rate	496,183	494,779	491,861	0.3%

All Other Run Rate	130,979	114,015	124,886	14.9%

Total Run Rate	$1,478,090	$1,403,131	$1,431,320	5.3%

Total recurring subscriptions	$1,142,829	$1,070,891	$1,119,412	6.7%
Total asset-based fees	335,261	332,240	311,908	0.9%
Total Run Rate	$1,478,090	$1,403,131	$1,431,320	5.3%
(1)	See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
In thousands	2019	2018	2018
Index adjusted EBITDA	$152,211	$145,930	$149,930
Analytics adjusted EBITDA	36,398	33,593	36,679
All Other adjusted EBITDA	9,098	7,186	3,153
Consolidated adjusted EBITDA	197,707	186,709	189,762
Multi-Year PSU payroll tax expense	15,389	—	—
Amortization of intangible assets	11,793	11,338	11,633
Depreciation and amortization of property,
equipment and leasehold improvements	7,850	8,205	8,311
Operating income	162,675	167,166	169,818
Other expense (income), net	34,383	27,728	(17,471)
Provision for income taxes	(49,900)	24,346	35,157
Net income	$178,192	$115,092	$152,132
Table 10: Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
In thousands, except per share data	2019	2018	2018
Net income	$178,192	$115,092	$152,132
Plus: Amortization of acquired intangible assets	8,716	9,207	8,746
Plus: Multi-Year PSU payroll tax expense	15,389	—	—
Less: Discrete excess tax benefit related
to Multi-Year PSU vesting	(66,581)	—	—
Less: Gain on sale of InvestorForce	—	—	(46,595)
Less: Tax Reform adjustments	—	(1,601)	(6,671)
Less: Income tax effect	(3,134)	(1,608)	9,390
Adjusted net income	$132,582	$121,090	$117,002

Diluted EPS	$2.08	$1.24	$1.70
Plus: Amortization of acquired intangible assets	0.10	0.10	0.10
Plus: Multi-Year PSU payroll tax expense	0.18
Less: Discrete excess tax benefit related
to Multi-Year PSU vesting	(0.78)
Less: Gain on sale of InvestorForce	—	—	(0.52)
Less: Tax Reform adjustments	—	(0.02)	(0.07)
Less: Income tax effect	(0.03)	(0.01)	0.10
Adjusted EPS	$1.55	$1.31	$1.31

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Full-Year
	Mar. 31,	Mar. 31,	Dec. 31,	2019
In thousands	2019	2018	2018	Outlook(1)
Index adjusted EBITDA expenses	$62,562	$55,984	$60,503
Analytics adjusted EBITDA expenses	85,037	85,394	85,256
All Other adjusted EBITDA expenses	26,075	23,229	26,167
Consolidated adjusted EBITDA expenses	173,674	164,607	171,926	$685,000 - $705,000
Multi-Year PSU payroll tax expense	15,389	—	—	15,389
Amortization of intangible assets	11,793	11,338	11,633
Depreciation and amortization of property,				75,000 - 80,000
equipment and leasehold improvements	7,850	8,205	8,311
Total operating expenses	$208,706	$184,150	$191,870	$775,389 - $800,389
(1)	We have not provided a line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.
Table 12: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	Three Months Ended			Full-Year
	Mar. 31,	Mar. 31,	Dec. 31,	2019
In thousands	2019	2018	2018	Outlook(1)
Net cash provided by operating activities	$87,875	$88,597	$173,175	$600,000 - $630,000
Capital expenditures	(3,156)	(1,512)	(17,188)
Capitalized software development costs	(4,990)	(4,360)	(5,589)
Capex	(8,146)	(5,872)	(22,777)	(55,000 - 45,000)
Free cash flow	$79,729	$82,725	$150,398	$545,000 - $585,000
(1)	We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.
Table 13: Reconciliation of Effective Tax Rate to Adjusted Tax Rate (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
	2019	2018	2018
Effective tax rate	(38.90%)	17.46%	18.77%
Tax Reform impact on effective tax rate	—%	1.15%	3.56%
Multi-Year PSU impact on effective tax rate	51.90%	—%	—%
Adjusted tax rate	13.00%	18.61%	22.33%

Table 14: Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of the Three Months Ended March 31, 2019 and 2018
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Index	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	6.4%	12.8%	(4.3%)	64.0%
Impact of acquisitions and divestures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	0.1%	—%	0.1%	0.2%
Organic operating revenue growth	6.5%	12.8%	(4.2%)	64.2%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Analytics	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	2.1%	1.6%	—%	78.3%
Impact of acquisitions and divestures	7.0%	6.9%	—%	41.4%
Impact of foreign currency exchange rate fluctuations	0.1%	0.1%	—%	2.5%
Organic operating revenue growth	9.2%	8.6%	—%	122.2%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
All Other	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	15.6%	17.8%	—%	(43.4%)
Impact of acquisitions and divestures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	5.3%	5.3%	—%	3.6%
Organic operating revenue growth	20.9%	23.1%	—%	(39.8%)

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Consolidated	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	5.7%	8.3%	(4.3%)	43.7%
Impact of acquisitions and divestures	2.4%	3.2%	—%	4.1%
Impact of foreign currency exchange rate fluctuations	0.5%	0.7%	0.1%	1.2%
Organic operating revenue growth	8.6%	12.2%	(4.2%)	49.0%

CONTACT:
MSCI Inc.
Investors
Jay Penn jay.penn@msci.com + 1 212 981 1074

Media Inquiries
PR@msci.com
Sam Wang +1 212 804 5244
Melanie Blanco +1 212 981 1049
Laura Hudson +44 20 7336 9653